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                                                                    Exhibit 99.2

For Immediate Release

CORPORATE  CONTACTS:                           MEDIA/MARKETING  CONTACT:

Robert T. Hamilton, CFO                        Merilee Kern, Marketing Manager
954-360-9022 x115                              702-562-0064
rhamilton@eDiets.com                           merilee@eDiets.com

Alison Tanner, CFA, Chief Strategist
954-360-9022 x140
alison@eDiets.com

               eDiets ... Record Revenues, Profits, and Cash Flow

       Online Subscription Model Gains Ground Against Offline Competitors

DEERFIELD BEACH, Fla., July 23, 2002 - eDiets.com, Inc. (OTCBB:EDET), the leader in personalized online diet programs and an emerging leader in personalized online fitness and motivation programs, today announced that revenues, earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow from operations and net income for its second fiscal quarter ended June 30, 2002 all reached their highest levels in the Company's history. Revenues for the quarter grew to $7.7 million, profit margins expanded significantly, earnings reached $0.05 per share and the Company's total cash balances rose to more than $5 million.

Founder, chairman and CEO David Humble noted, "Obesity can have a dramatic impact on one's lifespan. Our mission is delivering online solutions that help people realize life's full potential. Towards that goal we will sell our millionth online diet subscription this year, clearly validating the strength of the online diet center model compared to offline centers such as Weight Watchers(R), Jenny Craig(TM) and others. The Internet is the ideal platform for services such as ours, and this year we will continue to build on its strengths as we introduce additional services that offer the benefits of convenience, privacy, and interaction between members."

Revenues totaled $7.7 million for the three months ended June 30, 2002 and $14.7 million for the six months ended June 30, 2002, increases of 34% and 45%, respectively, compared to the comparable periods of 2001. eDiets generates approximately 90% of its revenues from the sale of online diet and fitness subscriptions. Unlike competing offline diet programs, eDiets heavily promotes physical fitness, with customized workouts and instruction, and offers the support of both licensed experts and hundreds of thousands of fellow members, available at any time of the day or night.

In addition to reporting record revenues, the Company also reported that deferred subscription revenues, which represent cash that has already been received for subscriptions but that will be recognized in future quarters, grew to a record level of $3.4 million. Adjusted EBITDA, which the Company defines as cash receipts for subscriptions less expenses incurred, totaled $1.8 million, or 24% of cash revenues, for the second quarter of fiscal 2002 compared to breakeven adjusted EBITDA in the second quarter of fiscal 2001. For the first half of

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fiscal 2002, adjusted EBITDA reached $2.9 million, or 20% of cash revenues, compared to $1.2 million, or 12% of cash revenues, for the first half of fiscal 2001.

Net income for the second quarter of fiscal 2002 was $842,000, or $0.05 per diluted share, compared to a loss of $220,000, or $0.02 per diluted share, for the second quarter of fiscal 2001. Net income for the first half of fiscal 2002 was $1.3 million, or $0.08 per diluted share, compared to a net loss of $194,000, or $0.01 per diluted share, for the first half of fiscal 2001.

eDiets reported cash flow from operations of $2.8 million for the second quarter of fiscal 2002 and $3.9 million for the first half of 2002, compared to negative cash flow from operations of $82,000 for the second quarter of 2001 and $1.1 million for the first half of 2001. As of June 30, 2002 eDiets had cash and cash equivalents of $5.7 million.

The Company will hold a conference call for investors at 10:00 a.m. EDT on July 23, 2002, which will also be broadcast live via CCBN Webcast at the Company's Investor Relations Website located at www.eDiets.com/investors. A replay of the conference call Webcast will be available beginning at 12:00 p.m. EDT on July 23, 2002. Those interested in pre-registering for the Webcast can do so at www.eDiets.com/investors.

About eDiets.com, Inc.
eDiets.com, Inc. (OTCBB:EDET), the online diet services category leader through its brands eDiets (http://www.eDiets.com) and DietSmart (http://www.DietSmart.com), has been providing customized diet, fitness and motivational programs, products and services on a subscription basis since 1996. eDiets and DietSmart members benefit from an array of comprehensive online support services that are available 24/7/365, including professionally moderated online meetings, support groups, chats and teleconferences. This combination of convenience, personalization, privacy, support and value provides eDiets members with an attractive alternative to traditional offline programs popularized by Weight Watchers International, Inc. (NYSE:WTW), Jenny Craig, Inc. and others. During the second quarter of 2002, eDiets.com had approximately 300,000 unique paying members and currently has approximately 10 million opt-in subscribers to its bi-weekly e-mail newsletter, eDiets Diet & Fitness News. Among other honors received, www.eDiets.com was named a Forbes Magazine "Best of the Web" fitness and nutrition Web site in both 2000 and 2001. eDiets.com, Inc. maintains its corporate office in Deerfield Beach, Florida.

Statements in the release, which are not historical in nature, are forward - looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, changes in general economic and business conditions, changes in product acceptance by consumers, effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, and inability to obtain sufficient financing. For additional information regarding these and other risks and uncertainties associated with eDiets.com business, reference is made to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

                                       ###

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                                eDiets.com, Inc.
                  Summary of Consolidated Financial Information
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                      Three Months Ended June 30,              Six Months Ended June 30,
                                                     -----------------------------           -----------------------------
                                                       2002                 2001                2002                2001
                                                     --------             --------           ---------            --------
 INCOME STATEMENT DATA:
 Revenues                                            $  7,715             $  5,774           $  14,713            $ 10,144

 Cost and expenses:
   Cost of revenue                                        738                  412               1,460                 879
   Product development                                    269                  127                 630                 208
   Sales and marketing                                  4,169                4,586               7,840               7,705
   General and administrative                           1,425                  750               2,894               1,333
   Depreciation and amortization                          327                  118                 651                 216
                                                     --------             --------           ---------            --------

 Income (loss) from operations                            787                 (219)              1,238                (197)
                                                     --------             --------           ---------            --------

 Other income (expense), net                              (19)                   3                 (51)                  7

 Income tax benefit (expense)                              74                   (4)                127                  (4)
                                                     --------             --------           ---------            --------

 Net income (loss)                                   $    842             $   (220)          $   1,314            $   (194)
                                                     ========             ========           =========            ========

 Earnings (loss) per common share
      Basic                                          $   0.05             $  (0.02)          $    0.08            $  (0.01)
      Diluted                                        $   0.05             $  (0.02)          $    0.08            $  (0.01)

 Weighted average common and common
   equivalent shares outstanding
      Basic                                            15,742               13,562              15,734              13,557
      Diluted                                          17,191               13,562              17,491              13,557

                                                      June 30,    December 31,
                                                        2002          2001
                                                    -----------   ------------

 BALANCE SHEET DATA:
 Cash and cash equivalents
 (including restricted cash)                        $     5,651   $      2,111
 Total assets                                            14,017         11,214
 Deferred revenue                                         3,421          2,193
 Long-term debt (excluding capital leases)                1,504          2,025
 Stockholders' equity                                     4,957          3,613



 CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@eDiets.com